Exhibit 10.3

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of _____, 2020 (“Agreement”), by and among Globis Acquisition Corp., a Delaware corporation (the “Company”), Globis SPAC LLC, a Delaware limited liability company, Up and Up Capital, LLC, a Delaware limited liability company (each, a “Sponsor” and together, the “Sponsors”), Chardan Capital Markets, LLC, a ____ limited liability company (“Chardan”, and together with the Sponsors, the “Escrow Participants”) and VSTOCK TRANSFER, LLC, a California limited liability trust company (the “Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated as of _____, 2020 (“Underwriting Agreement”), with Chardan, acting as the representative of the underwriters (collectively, the “Underwriters”), pursuant to which, among other matters, the Underwriters have agreed to purchase 10,000,000 units (“Units”) of the Company, plus an additional 1,500,000 Units if the Underwriters exercise their over-allotment option in full. Each Unit consists of one share of the Company’s common stock, par value $0.0001 (the “Common Stock”) and one redeemable warrant, each redeemable warrant entitling its holder to purchase one share of Common Stock at an exercise price of $11.50 per share, each as more fully described in the Company’s final Prospectus, dated _____, 2020 (“Prospectus”), comprising part of the Company’s Registration Statement on Form S-1 (File No. 333-250939) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on ____, 2020 (“Effective Date”).

WHEREAS, the Escrow Participants have agreed as a condition of the sale of the Units to deposit their Founder Shares (as defined in the Prospectus) and equity participation shares (as defined in the Prospectus), as applicable, as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Escrow Participants desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Escrow Participants hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement with authority and power to transfer the Escrow Shares and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms without the need for any further guaranteed share power from the Escrow Participants.

2. Deposit of Escrow Shares. On or prior to the Effective Date, the Escrow Shares shall have been issued to each of the Escrow Participants in book entry representing such Escrow Participant’s respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement; provided, however, up to 52,500 Escrow Shares representing certain equity participation shares may be issued after the Effective Date pursuant to the terms of the Underwriting Agreement, which upon their issuance will be held and disbursed subject to the terms and conditions of this Agreement. Each of the Escrow Participants acknowledges that such Escrow Participant’s Escrow Shares are legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares.

3.1 The Escrow Agent shall hold the Escrow Shares during the period (the “Escrow Period”) commencing on the date hereof and ending on the date of the consummation of the Company’s initial business combination (as described in the Registration Statement, hereinafter a “Business Combination”). The Escrow Shares shall be released upon notice to the Escrow Agent by any Escrow Participant or the Company that the foregoing requirements have been met. The Company shall promptly provide written notice of the consummation of a Business Combination to the Escrow Agent. Upon completion of the Escrow Period, the Escrow Agent shall disburse such amount of each Escrow Participant’s Escrow Shares to such Escrow Participant; provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, subsequent to the Company’s Business Combination, the Company (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a written notice executed by the Chairman of the Board, Chief Executive Officer or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, certifying that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Escrow Participants. The Escrow Agent shall have no further duties hereunder after the disbursement or cancellation of the Escrow Shares in accordance with this Section 3.

3.2 Notwithstanding Section 3.1, if the Underwriters do not exercise their over-allotment option to purchase an additional 1,500,000 Units of the Company in full within 45 days of the date of the Prospectus (as described in the Underwriting Agreement), the Sponsors agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Founder Shares held by each such holder determined by multiplying (a) the product of (i) 397,500 multiplied by (ii) a fraction, (x) the numerator of which is the number of Founder Shares held by each such holder, and (y) the denominator of which is the total number of Founder Shares held by the Sponsors, by (b) a fraction, (i) the numerator of which is 1,500,000 minus the number of shares of Common Stock included in the Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. The Company shall promptly provide written notice to the Escrow Agent of the expiration or termination of the Underwriters’ over-allotment option and the number of Units, if any, purchased by the Underwriters in connection with their exercise thereof. If a Business Combination does not occur within 12 months (or 15 or 18 months if the board of directors of the Company resolves to so extend the period to consummate a business combination in accordance with its Certificate of Incorporation) from the closing of the offering pursuant to the terms in the Registration Statement, Chardan will forfeit all of the equity participation shares. The Escrow Participants hereby irrevocably constitute and appoint VSTOCK Transfer, LLC attorney to transfer the said Escrow Shares on the books of the Company with full power of substitution in the premises.

4. Rights of Escrow Participants in Escrow Shares.

4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letters described in Section 4.4 hereof and except as herein provided, the Escrow Participants shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Escrow Participants, but all dividends payable in shares or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. During the Escrow Period, the only permitted transfers of the Escrow Shares will be for transfers (i) to the Company or the Sponsor and their respective affiliates, officers, directors, stockholders, employees and members (including for transfers to an entity’s member upon its liquidation), (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death of an Escrow Participant, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (vi) by private sales at prices no greater than the price at which the shares were originally purchased, or (vii) to the Company for cancellation in accordance with Section 3.2 above or in connection with the consummation of a Business Combination, in each case, except for clause (vii), on the condition that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter (as defined below) signed by the Escrow Participants transferring the Escrow Shares.

4.4 Insider Letters. Each of the Escrow Participants has executed a letter agreement with the Company, dated as indicated on Exhibit A hereto, and the form of which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Escrow Participant in certain events, including but not limited to the liquidation of the Company.

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5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Escrow Participants shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

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6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6.2 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

6.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Globis Acquisition Corp

805 Third Avenue, 15th floor

New York, New York 10022

Attn: Paul Packer, Chief Executive Officer and Chief Financial Officer

If to an Escrow Participant, to the address set forth in Exhibit A.

and if to the Escrow Agent, to:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, NY 11598

Attn: [____]

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation and dissolution of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

[Signature Page Follows]

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WITNESS the execution of this Agreement as of the date first above written.

COMPANY:

GLOBIS ACQUISITION CORP.

By:
Name:	Paul Packer
Title:	Chief Executive Officer, Chief Financial Officer and Secretary

ESCROW PARTICIPANTS:

GLOBIS SPAC LLC

By:
Name:	Paul Packer
Title:	Manager

UP AND UP CAPITAL, LLC

By:
Name:
Title:

Chardan Capital Markets, LLC

By:
Name:
Title:

ESCROW AGENT:
VSTOCK TRANSFER, LLC

By:

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EXHIBIT A

Name and Address of Escrow Participant	Number of Founder Shares	Number of Equity Participation Shares		Date of Insider Letter

Globis SPAC LLC 805 Third Avenue, 15th floor, New York, New York 10022	2,875,000			[____],2020

Up and Up Capital, LLC 17 State Street, 21st Fl, New York, NY 10004	172,500			[____],2020

Chardan Capital Markets, LLC 17 State Street, 21st Fl, New York, NY 10004		402,500	*	[____],2020

	3,047,500	402,500	*

* Includes the 52,500 shares of Common Stock that Chardan Capital Markets, LLC is entitled to receive if the underwriters’ over-allotment option is exercised in full. Chardan Capital Markets, LLC is initially entitled to receive 350,000 shares of Common Stock but could receive up to 402,500 shares of Common Stock if the underwriters’ over-allotment option is exercised in full.

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